Exhibit 99
ShopNBC Announces Third Quarter Fiscal 2008 Financial Results
MINNEAPOLIS, MN – November 18, 2008 — ShopNBC (NASDAQ: VVTV), a 24-hour TV shopping network, today announced financial results for its third fiscal quarter ended November 1, 2008.
Third Quarter Results
Third quarter revenues were $124.8 million, a 32% decrease from the same period last year. EBITDA, as adjusted, was ($13.3) million compared to approximately $1 million in the year-ago period. Net loss for the third quarter was ($20.8) million compared to a net loss of ($5.7) million for the same quarter last year.
“Revenues in the third quarter were disappointing,” said John Buck, ShopNBC’s Chairman and CEO. “While certainly it’s been a tough economy with consumer confidence at historic lows, we take full responsibility for our sales performance. We are in a transition period at the Company and working hard to improve the fundamentals of this business for long-term sustained growth. The Board and management recognize the challenges facing this business, and we are taking decisive action by working on three strategic initiatives on parallel paths to increase shareholder value.”
The Company stated these initiatives include:
•	Sharp focus on the Company’s balance sheet through tight control of expenses and working capital resulting in a cash and securities balance which stands at $81 million, an improvement of approximately $2 million over the previous quarter.

•	Executing key operational efficiencies and initiatives to improve the fundamentals of ShopNBC’s multi-channel, electronic retailing business model.

•	Actively exploring strategic alternatives to enhance shareholder value by a Special Committee of Independent Directors of the Company’s Board. An update for this initiative will be provided on tomorrow’s investor call by Special Committee Chairman George Vandeman.
Third Quarter Highlights
•	The Company continued control of operating expenses, which decreased year-over-year by 12% in the quarter.

•	Increased gross margins from 33.7% in Q2 to 34.5% in the third quarter while return rates decreased from 31.5% in Q2 to 29.2%, respectively. The Company will continue to work with its vendors to improve gross margins.

•	Realigned merchandising, broadcast operations, sales and product planning, calendar and events, and e-commerce teams for improved operational efficiencies and customer centricity.

•	Continued to aggressively negotiate with its cable and satellite providers in the quarter. The Company’s priority is to achieve a significant reduction in its distribution costs next year.
Business Outlook
“In this difficult retail environment, we are highly focused on managing the business thoughtfully yet decisively by protecting our balance sheet for the long term,” said Buck. “At the same time, we are working on improving the fundamentals of our business and exploring a full range of strategic alternatives. Given the changes being implemented at the Company and the volatile economic conditions, we will not be providing guidance at this time.”
Conference Call Information
The Company has scheduled its conference call for 11 a.m. EST / 10 a.m. CST on Wednesday, November 19, 2008, to discuss the results for the fiscal third quarter. To participate in the conference call, please dial 1-888-455-9646 (pass code: SHOPNBC) five to ten minutes prior to the call time. If you are unable to participate live in the conference call, a replay will be available for 30 days. To access the replay, please dial 1-866-470-4775 with pass code 7467622 (keypad: SHOPNBC).
You also may participate via live audio stream by logging on to https://e-meetings.verizonbusiness.com. To access the audio stream, please use conference number 1742627 with pass code: SHOPNBC. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
EBITDA and EBITDA, as adjusted
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring and CEO transition costs; and non-cash share-based payment expense. Management has included the term EBITDA, as adjusted, in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.
About ShopNBC
ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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Contacts:
Frank Elsenbast, Chief Financial Officer, 952-943-6262
Anthony Giombetti, Media Relations, 612-308-1190

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q3			YTD
	For the three months ending			For the nine months ending
	11/1/2008	11/3/2007%		11/1/2008	11/3/2007%
Program Distribution
Cable FTEs	43,326	41,726	4%	42,886	41,156	4%
Satellite FTEs	28,846	27,687	4%	28,632	27,421	4%

Total FTEs (Average 000s)	72,172	69,413	4%	71,518	68,577	4%

Net Sales per FTE (Annualized)	$6.92	$10.46	-34%	$7.85	$10.77	-27%

Product Mix
Jewelry	33%	38%		39%	39%
Apparel, Fashion Accessories and Health & Beauty	12%	10%		10%	9%
Computers & Electronics	25%	25%		20%	24%
Watches, Coins & Collectibles	21%	16%		23%	16%
Home & All Other	9%	11%		8%	12%

Shipped Units (000s)	782	1,069	-27%	2,655	3,350	-21%

Average Price Point — shipped units	$212	$240	-12%	$223	$233	-4%

*	Includes ShopNBC TV and ShopNBC.com only.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Net sales	$124,769	$184,821	$422,984	$563,543
Cost of sales	81,694	119,837	282,072	365,124
(exclusive of depreciation and amortization shown below)

Operating expense:
Distribution and selling	51,743	59,126	162,653	179,619
General and administrative	5,582	5,423	17,599	19,128
Depreciation and amortization	4,246	4,734	12,811	15,581
Restructuring costs	175	1,061	505	3,104
CEO transition costs	1,883	2,096	2,713	2,096

Total operating expense	63,629	72,440	196,281	219,528

Operating loss	(20,554)	(7,456)	(55,369)	(21,109)

Other income (loss):
Other loss	(969)	—	(969)	(119)
Interest income	745	1,728	2,331	4,543

Total other income	(224)	1,728	1,362	4,424

Loss before income taxes and equity in net income of affiliates	(20,778)	(5,728)	(54,007)	(16,685)
Gain on sale of RLM investment	—	—	—	40,240
Equity in income of affiliates	—	—	—	609
Income tax provision	—	—	(33)	(921)

Net income (loss)	(20,778)	(5,728)	(54,040)	23,243
Accretion of redeemable preferred stock	(73)	(73)	(219)	(218)

Net income (loss) available to common shareholders	$(20,851)	$(5,801)	$(54,259)	$23,025

Net income (loss) per common share	$(0.62)	$(0.16)	$(1.62)	$0.54

Net income (loss) per common share —assuming dilution	$(0.62)	$(0.16)	$(1.62)	$0.54

Weighted average number of common shares outstanding:
Basic	33,590,834	36,330,800	33,580,955	42,438,322

Diluted	33,590,834	36,330,800	33,580,955	42,458,720

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands except share and per share data)

	November 1,	February 2,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,444	$25,605
Short-term investments	4,975	33,473
Accounts receivable, net	43,178	109,489
Inventories	70,513	79,444
Prepaid expenses and other	5,198	4,172

Total current assets	180,308	252,183

Long term investments	20,487	26,306
Property and equipment, net	33,532	36,627
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	8,188	10,608
Cable distribution and marketing agreement, net	329	872
Other assets	567	541

	$275,354	$359,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$58,391	$73,093
Accrued liabilities	34,073	44,609
Deferred revenue	705	648

Total current liabilities	93,169	118,350

Deferred revenue	1,997	2,322

Series A Redeemable Convertible Preferred Stock, $.01 par value, 5,339,500 shares authorized; 5,339,500 shares issued and outstanding	44,117	43,898

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 33,590,834 and 34,070,422 shares issued and outstanding	336	341
Warrants to purchase 2,036,858 shares of common stock	12,041	12,041
Additional paid-in capital	273,638	274,172
Accumulated other comprehensive losses	(6,314)	(2,454)
Accumulated deficit	(143,630)	(89,590)

Total shareholders’ equity	136,071	194,510

	$275,354	$359,080

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Income (Loss):

			Nine-Month	Nine-Month
	Third Quarter	Third Quarter	Period Ended	Period Ended
	1-Nov-08	3-Nov-07	1-Nov-08	3-Nov-07
EBITDA, as adjusted (000’s)	$(13,283)	$947	$(36,343)	$1,461
Less:
Non-operating gains (losses) and equity in income of RLM	(969)	—	(969)	40,730
Restructuring costs	(175)	(1,061)	(505)	(3,104)
CEO transition costs	(1,883)	(2,096)	(2,713)	(2,096)
Non-cash share-based compensation	(967)	(512)	(2,997)	(1,789)

EBITDA (as defined) (a)	(17,277)	(2,722)	(43,527)	35,202

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as defined	(17,277)	(2,722)	(43,527)	35,202
Adjustments:
Depreciation and amortization	(4,246)	(4,734)	(12,811)	(15,581)
Interest income	745	1,728	2,331	4,543
Income taxes	—	—	(33)	(921)

Net income (loss)	$(20,778)	$(5,728)	$(54,040)	$23,243

(a)	EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.